Exhibit 5.1

KPMG LLP

Vaughan Metropolitan Centre

100 New Park Place

Suite 1400

Vaughan, ON Canada L4K 0J3

Telephone (905) 265-5900

Fax (905) 265-6390

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enthusiast Gaming Holdings Inc.

We, KPMG LLP, hereby consent to the inclusion in this Registration Statement on Form F-10 of Enthusiast Gaming Holdings Inc. (the “Company”) dated May 3, 2021, of our report dated March 22, 2021, on the consolidated financial statements of the Company, which comprise the consolidated statement of financial position as at December 31, 2020, the consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, incorporated by reference herein and included as Exhibit 4.2 to this Registration Statement on Form F-10, and to the references to our firm under the heading “Interests of Experts” which appears in the Company’s Annual Information Form for the year ended December 31, 2020 included as Exhibit 4.1 to this Registration Statement on Form F-10.

Our report dated March 22, 2021 indicates that the comparative information was audited by another auditor.

Chartered Professional Accountants, Licensed Public Accountants
May 3, 2021

Vaughan, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.
KPMG Canada provides services to KPMG LLP.